Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ASG Consolidated LLC:

We consent to the use of our report included herein dated March 28, 2005 and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change to the accounting policy for classification of shipping and handling costs in 2004.

/s/ KPMG LLP

Seattle, Washington

April 12, 2005